United States Securities and Exchange Commission
                          Washington, D.C.  20549

                                  FORM 8-K
            Current Report Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): December 2, 1996

                        Commission file number 1-5558


                              Katy Industries, Inc.
          (Exact name of registrant as specified in its charter)
             Delaware                                   75-1277589
     (State of Incorporation)             (IRS Employer Identification Number)


       6300 S. Syracuse #300, Englewood, Colorado           80111
        (Address of Principal Executive Offices)         (Zip Code)


     Registrant's telephone number, including area code: (303) 290-9300











                           Item 2.  Acquisition of Assets

     On December 2, 1996, Katy Industries, Inc. ("Katy" or the "Company") acquired all of the outstanding common stock of Woods Industries, Inc. ("Woods") from Pentland U.S.A. Inc. and Medallion Shoe Corporation, pursuant to
a Stock Purchase Agreement, effective as of November 30, 1996.   The purchase
price for the stock of Woods, which is subject to possible adjustment based on a closing date balance sheet prepared on a post-closing basis, was approximately $46,800,000 and is below Woods' book value. The estimated purchase price was derived as a function of a fixed price, $38,137,000, adjusted upward for the change from an agreed upon base net asset value as of June 30, 1996 to an estimated net asset value as of November 30, 1996. On the closing date, Katy paid an amount equal to 90% of the estimated purchase price, which was funded through a $3,250,000 borrowing against the Company's unsecured line of credit at The Northern Trust Company, which was subsequently repaid by
Katy, with the balance being funded from cash on hand.   The remaining portion
of the purchase price will be paid upon the final determination of the net asset value as of November 30, 1996 and is expected to be funded from cash on hand.

     Woods, based in Indianapolis, Indiana, is a manufacturer and distributor of electrical corded products as well as electrical and electronic passive components with annual sales in excess of $150,000,000 and projected 1996 operating profit in excess of $5,000,000. The assets of Woods include cash and cash equivalents, accounts receivable, inventory, and machinery and equipment. The Company intends to continue the business of Woods and to utilize the assets of Woods in the same manner in which they were used prior to the acquisition.

     There is no material relationship between Woods and Katy, or any of their respective affiliates, directors, or officers or, to the knowledge of Katy, any associate of any such director or officer.


                  Item 7.  Financial Statements and Exhibits

     It is impracticable at this time for the Company to provide the financial statements required to be filed with this Form 8-K. The Company intends to file such required financial statements not later than February 15, 1997.

     The Stock Purchase Agreement, together with certain material exhibits and schedules, are filed as Exhibit 2.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  Katy Industries, Inc.
                                                     (Registrant)


                                            By    /S/ John R. Prann, Jr.
                                                  ----------------------
                                                      John R. Prann, Jr.
                                                  Chief Executive Officer

Date         December 17, 1996